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                                  EXHIBIT 99.1
                                                            News Release
                                                            November 21, 1997

          BULL RUN CORPORATION ANNOUNCES STRATEGIC MARKETING ALLIANCE
             BETWEEN RAWLINGS SPORTING GOODS AND HOST COMMUNICATIONS
                 AND RELATED INVESTMENT AGREEMENT WITH RAWLINGS

Atlanta, Georgia - Bull Run Corporation (NASDAQ: BULL) announced today that its 29.7%-owned affiliate, Host Communications, Inc. ("HCI"), has entered into a five year strategic marketing alliance with Rawlings Sporting Goods Company, Inc. (NASDAQ: RAWL), under which HCI and Rawlings will jointly market and sell Rawlings' products primarily through corporate promotions, grass roots events and international programs. HCI provides marketing services for the NCAA and numerous universities and has a majority investment in Universal Sports America, Inc. ("USAI"), the worlds' leading "grass roots" sports event company which sponsors, among other things, domestic and international three on three basketball tournaments. HCI has also established relationships with many Fortune 500 companies who perform promotions related to the above-described events. Rawlings is a leading manufacturer and supplier of branded team sports equipment and apparel, particularly in baseball, softball, basketball, hockey and football.

In connection with this marketing alliance, the Company also announced today that it has entered into an investment agreement with Rawlings under which the Company has purchased approximately 926,000 warrants for $3.09 per warrant. These warrants have a four year term and enable the Company to purchase approximately 926,000 shares of Rawlings' common stock at an exercise price of $12.00 per share but are exercisable only if Rawlings' common stock closes at or above $16.50 for twenty consecutive trading days during the four year term. In addition, under the terms of the agreement, the Company may purchase up to 10.1 percent of the outstanding shares of Rawlings' common stock in the open market over the next six months, with extensions allowed under certain circumstances defined in the investment agreement. After completing the open market share purchases, if the Company exercises the warrants, it could have as much as a
20.1 percent ownership interest in Rawlings and for five and one-half years thereafter, the Company is subject to a standstill agreement which, except for specific circumstances, precludes the Company from acquiring additional shares.

Mr. Robert S. Prather, Jr., President of the Company, has been nominated for election as a director of Rawlings, which election will take place at Rawlings' annual meeting of stockholders scheduled for January 15, 1998. Mr. Prather also serves as a director of HCI, USAI and the Company's 17%-owned affiliate, Gray Communications Systems, Inc. (NYSE: GCS and GCS.B), an operator of eight network affiliated television stations, three daily newspapers and other media-related businesses in the southeast.

For additional information contact Robert S. Prather, Jr., President and CEO of Bull Run Corporation at (404) 266-8333.